SUPPLEMENT TO OFFERING MEMORANDUM                 CONFIDENTIAL

                            $600,000,000
                              CKWITCO
                    8 1/2% SENIOR NOTES DUE 2005

                        ---------------------

     The offering memorandum attached hereto is hereby supplemented by deleting the last two paragraphs on page 41 and replacing those paragraphs with the following:

     "If we are obligated, we will use our reasonable best efforts to file a shelf registration statement, as promptly as practicable after becoming so obligated and use our reasonable best efforts to cause the shelf registration statement to be declared effective by the Commission as promptly as practicable but no later than 150 days after becoming so obligated. We will use our reasonable best efforts to keep the shelf registration statement continuously effective until the second anniversary of the effective date of the shelf registration statement or such shorter period that will terminate when all the Registrable Notes covered by the shelf registration statement have been sold pursuant thereto or cease to be outstanding or otherwise to be Registrable Notes. A holder of notes that sell its notes under the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification and contribution obligations).

If:

 . the Exchange Offer Registration Statement in not filed with the Commission on or prior to the 75th calendar day following the date of original issue of the notes,

 . the Exchange Offer Registration Statement has not been declared effective on or prior to the 150th calendar day following the date of original issue of the notes, or

 . the Exchange Offer is not consummated on or prior to the 180th calendar day following the date of original issue of the notes or a shelf registration statement is not declared effective within 150 days after the obligation arises to file the shelf registration statement.

(each such event referred to in the above clauses, a "Registration Default"), the interest rate borne by the notes will increase ("Additional Interest") by 0.25% per annum upon the occurrence of each Registration Default. The rate will increase by an additional 0.25% after each 90-day period that a Registration Default is continuing, up to a maximum increase of 1.00% per annum. Following the cure of all Registration Defaults Additional Interest will cease to accrue and the interest rate will revert to the original rate."

                 MERRILL LYNCH & CO.

The date of this supplement to the offering memorandum is March 2, 2000.